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                                                                     EXHIBIT 3.5

                             CONSULTING AGREEMENT
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        This Consulting Agreement (the "Agreement") is made as of March 14, 1997 by and between NTN Communications, Inc., a Delaware corporation (the "Company"), and Donald Klosterman ("Consultant").

        1. Consulting Arrangement. The Company shall employ Consultant, and
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Consultant shall serve the Company as a Consultant.

        2. Duties. Consultant will perform consulting services for the Company
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regarding the Company's marketing plans and the Company's relationship with the
National Football League.

        3. Term. The term of the Agreement shall be for the period commencing
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March 14, 1997 and ending on December 31, 1999.

        4. Compensation. Consultant is presently indebted to the Company in the
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amount of $1,179,043 plus accrued interest. In consideration of Consultant's services pursuant to Paragraph 2 hereof, the Company shall agree to cancel and forgive such indebtedness (including accrued interest) over a three year period as follows: 1/3rd in 1997, 1/3rd in 1998 and 1/3rd in 1999. In the event of Consultant's death during the term hereof the Company agrees that such indebtedness shall be forgiven in full. In addition, Consultant owns 100,000 options to purchase the Company's Common Stock at $8.25 per share and 50,000 options to purchase the Company's Common Stock at $5.75 per share. All of such options shall be repriced so as to be exercisable at $4.00 per share and the terms of all such options shall be extended to January 1, 2002. Also, Consultant owns 200,000 warrants to purchase the Company's Common Stock at $2.00 per share. The expiration date of such warrants shall be extended from June 15, 1997 to June 15, 2002.

        5. Expenses. All reasonable and pre-approved business expenses incident
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to the rendering of services by Consultant hereunder will be paid or reimbursed by the Company subject to the submission being in accordance with the Company's policies in effect from time to time.

        6. Non-Disclosure. Consultant will not at any time after the date of
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this Agreement divulge, furnish, or make accessible to anyone (other than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulas, plans, material, devices, or ideas or other know how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspect of the business of the Company.

                                      1.
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     7.   Remedies.  The Company may pursue any appropriate legal, equitable or
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other remedy, including injunctive relief, in respect of any failure to comply with the provisions of Section 6 hereof, it being acknowledged by Consultant that the remedy at law for any such failure would be inadequate.

     8.   Counterparts.  This Agreement may be executed in counterparts, each
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of which shall be deemed to be one and the same instrument.

     9.   Modification.  This Agreement may not be changed or terminated orally
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but only by an agreement in writing signed by the parties hereto.

     10.  Interpretation.  Each party has cooperated in the drafting and
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preparation of this Agreement.  Hence, in any construction to be made of this
Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             NTN COMMUNICATIONS. INC.

                                             By: /s/ Gerald Sokol, Jr.
                                                 ---------------------------
                                                 Gerald Sokol, Jr.


AGREED:

/s/ Donald Klosterman
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Donald Klosterman


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